Exhibit 99.1

KYNDRYL REPORTS SECOND QUARTER FISCAL 2024 RESULTS

AND RAISES ITS FULL-YEAR OUTLOOK

Strong execution on ‘three-A’s’ strategy drives margin expansion

●	Revenues for the quarter ended September 30, 2023 total $4.1 billion, pretax loss is $109 million, and net loss is $142 million
●	Adjusted EBITDA is $574 million, adjusted pretax income is $25 million, and adjusted net loss is $12 million for the quarter ended September 30, 2023
●	Raises full-year adjusted earnings outlook

NEW YORK, November 7, 2023 — Kyndryl Holdings, Inc. (NYSE: KD), the world’s largest IT infrastructure services provider, today released financial results for the quarter ended September 30, 2023, the second quarter of its 2024 fiscal year.

“We’re strengthening and transforming our business at an accelerated pace, which is driving faster-than-anticipated margin expansion and creating future growth opportunities for Kyndryl. We’re again increasing our adjusted earnings outlook for the year, and we remain on track to return to revenue growth in calendar 2025,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter. “Our customers are increasingly relying on us to provide the mission-critical expertise and technology necessary to harness today’s secular IT trends.”

Results for the Fiscal Second Quarter Ended September 30, 2023

For the second quarter, Kyndryl reported revenues of $4.1 billion, a year-over-year decline of 3% and 5% in constant currency. The year-over-year revenue decline reflects the Company’s decision to reduce inherited zero-margin and low-margin third-party content in customer contracts. The Company reported a pretax loss of $109 million and a net loss of $142 million, or ($0.62) per diluted share, in the quarter, compared to a net loss of $281 million, or ($1.24) per diluted share, in the prior-year period. The net loss in the quarter included $87 million of transaction-related costs and workforce rebalancing charges. Cash flow from operations was $46 million.

Adjusted pretax income was $25 million, an increase of $127 million compared to an adjusted pretax loss of $102 million in the prior-year period. Currency movements had a positive year-over-year impact of approximately $9 million on adjusted pretax income. Adjusted net loss in the quarter was $12 million, or ($0.05) per diluted share.

Adjusted EBITDA of $574 million increased 34% compared to $428 million in the prior-year period, primarily driven by contributions from the Company’s Alliances, Advanced Delivery and Accounts initiatives, partially offset by a software cost increase of $50 million. Adjusted free cash flow was $69 million.

“In our fiscal second quarter, we delivered outstanding growth in adjusted EBITDA and adjusted pretax income, driven by continued progress on our three-A initiatives and transforming how we operate. At the same time, we’re positioning Kyndryl for future success by signing new contracts and renewals with meaningfully higher margins than our pre-spin, legacy contracts,” said Kyndryl Chief Financial Officer David Wyshner.

Recent Developments

●	Alliances initiative – In the first half of its fiscal year, Kyndryl recognized $180 million in revenue tied to cloud hyperscaler alliances, progressing well toward the Company’s hyperscaler revenue target of more than $300 million for fiscal year 2024.
●	Advanced Delivery initiative – To date, Kyndryl has redeployed more than 7,500 delivery professionals to serve new revenue streams and backfill attrition. This has generated annualized savings of approximately $425 million as of quarter-end. Automation and the Kyndryl Bridge platform, powered by AI, are driving this progress, and the Company is therefore raising its fiscal 2024 year-end objective for annualized savings from $450 million to $550 million.
●	Accounts initiative – Kyndryl continued to address elements of contracts with substandard margins, bringing the total impact from this initiative to $400 million of annualized benefits, achieving the Company’s $400 million fiscal 2024 year-end goal ahead of schedule. The Company is therefore raising its fiscal 2024 year-end goal for annualized savings to $500 million.
●	Strong projected margin on recent signings – In the quarter, projected pretax margins associated with total signings were again in the high-single-digit range, which aligns with levels achieved throughout fiscal 2023 and reflects the Company’s focus on margin expansion.
●	Double-digit growth in Kyndryl Consult – In the quarter, Kyndryl Consult revenues grew 19% year-over-year and 17% in constant currency and were 14% of total revenue.
●	Separation-related costs – Kyndryl’s reported results for the fiscal second quarter reflect $48 million of transaction-related costs, primarily related to systems migrations associated with the Company’s spin-off. Separation-related costs are expected to end this year.

Raising Fiscal Year 2024 Outlook

Kyndryl is raising its fiscal 2024 adjusted pretax income outlook, which it now expects to be at least $140 million, compared to its prior outlook of at least $100 million. The Company is also raising its fiscal 2024 adjusted EBITDA margin outlook, now expecting it to be approximately 14.5%, compared to its prior outlook of approximately 14%.

The Company is raising its fiscal 2024 targets primarily because of the benefits from its three-A initiatives, as discussed above, and noted that it continues to expect its fiscal 2024 adjusted free cash flow will be positive. Kyndryl is narrowing its outlook for constant-currency revenue growth to (6%) to (7%), which represents the stronger end of its prior estimate of (6%) to (8%).

Earnings Webcast

Kyndryl’s earnings call for the second fiscal quarter is scheduled to begin at 8:30 a.m. ET on November 8, 2023. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on November 8, 2023. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is the world’s largest IT infrastructure services provider, serving thousands of enterprise customers in more than 60 countries. The Company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the information presented in the “Outlook” section of this press release, are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “plan,” “forecast,” “future,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “outlook,” “goal,” “objective,” “seek,” “aim,” “believe” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: risks related to the Company’s spin-off from IBM; failure to attract new customers, retain existing customers or sell additional services to customers; technological developments and the Company’s response to such developments; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers and partners; inability to attract, retain and/or manage key personnel and other skilled employees; the impact of local legal, economic, political, health and other conditions; a downturn in economic environment and customer spending budgets; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; its implementation of a new enterprise resource planning system and other systems and processes; service delivery issues; the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities, and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity and data privacy; risks relating to non-compliance with legal and regulatory requirements; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and may be further updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the individual components of such reconciliation are not currently available without unreasonable effort. For the same reason, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Investor Contact:
Lori Chaitman
lori.chaitman@kyndryl.com

Media Contact:
Ed Barbini
edward.barbini@kyndryl.com

Table 1

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues	$4,073	$4,179	$8,266	$8,467

Cost of services	$3,422	$3,613	$6,871	$7,290
Selling, general and administrative expenses	634	706	1,353	1,400
Workforce rebalancing charges	39	3	97	6
Transaction-related costs	48	68	89	171
Interest expense	31	19	61	38
Other expense (income)	8	(10)	13	(13)
Total costs and expenses	$4,182	$4,399	$8,484	$8,892

Income (loss) before income taxes	$(109)	$(219)	$(218)	$(425)
Provision for income taxes	33	61	65	107
Net income (loss)	$(142)	$(281)	$(283)	$(531)

Earnings per share data
Basic earnings (loss) per share	$(0.62)	$(1.24)	$(1.24)	$(2.35)
Diluted earnings (loss) per share	(0.62)	(1.24)	(1.24)	(2.35)

Weighted-average basic shares outstanding	229.1	226.8	228.5	226.0
Weighted-average diluted shares outstanding	229.1	226.8	228.5	226.0

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended September 30,		Year-over-Year Growth
			As	Constant
Segment Results	2023	2022	Reported	Currency
Revenue
United States	$1,108	$1,149	(4%)	(4%)
Japan	569	614	(7%)	(3%)
Principal Markets[1]	1,465	1,472	(0%)	(5%)
Strategic Markets[1]	930	944	(1%)	(7%)
Total revenue	$4,073	$4,179	(3%)	(5%)
Adjusted EBITDA[2]
United States	$176	$167
Japan	84	113
Principal Markets	185	57
Strategic Markets	150	111
Corporate and other[3]	(21)	(20)
Total adjusted EBITDA	$574	$428

	Six Months Ended September 30,		Year-over-Year Growth
			As	Constant
Segment Results	2023	2022	Reported	Currency
Revenue
United States	$2,272	$2,317	(2%)	(2%)
Japan	1,180	1,249	(6%)	(1%)
Principal Markets[1]	2,949	2,988	(1%)	(3%)
Strategic Markets[1]	1,865	1,914	(3%)	(6%)
Total revenue	$8,266	$8,467	(2%)	(3%)
Adjusted EBITDA[2]
United States	$412	$367
Japan	184	228
Principal Markets	352	157
Strategic Markets	283	207
Corporate and other[3]	(45)	(40)
Total adjusted EBITDA	$1,186	$919

	September 30,	March 31,
Balance Sheet Data	2023	2023
Cash and equivalents	$1,408	$1,847
Debt (short-term and long-term)	3,243	3,221

[1]

Principal Markets is comprised of Kyndryl’s operations in Australia/New Zealand, Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations.

[2]

In the three months ended September 30, 2023, the Principal Markets and Japan segment adjusted EBITDA includes lower software costs of $24 million and $4 million, respectively, and the United States and Strategic Markets segment adjusted EBITDA includes higher software costs of $19 million and $9 million, respectively, when compared to the prior-year period, due to a “zero-sum” amendment of the contract with a software provider that re-allocated costs among our segments. In the six months ended September 30, 2023, the Principal Markets and Japan segment adjusted EBITDA includes lower software costs of $48 million and $8 million, respectively, and the United States and Strategic Markets segment adjusted EBITDA includes higher software costs of $38 million and $17 million, respectively, when compared to the prior-year period, due to this amendment.

3 Represents net amounts not allocated to segments.

Table 3

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Six Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(283)	$(531)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	431	449
Depreciation of right-of-use assets	173	191
Amortization of transition costs and prepaid software	631	584
Amortization of capitalized contract costs	281	222
Amortization of acquisition-related intangible assets	15	25
Stock-based compensation	48	54
Deferred taxes	51	41
Net (gain) loss on asset sales and other	22	21
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(699)	(738)
Right-of-use assets and liabilities (excluding depreciation)	(195)	(193)
Workforce rebalancing liabilities	(18)	(1)
Receivables	(110)	471
Accounts payable	(494)	181
Taxes	(55)	33
Other assets and other liabilities	75	(316)
Net cash provided by (used in) operating activities	$(127)	$491

Cash flows from investing activities:
Capital expenditures	$(275)	$(466)
Proceeds from disposition of property and equipment	119	10
Other investing activities, net	(53)	(60)
Net cash used in investing activities	$(208)	$(516)

Cash flows from financing activities:
Debt repayments	$(67)	$(56)
Common stock repurchases for tax withholdings	(12)	(13)
Other financing activities, net	(1)	—
Net cash provided by (used in) financing activities	$(80)	$(69)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(33)	$(160)
Net change in cash, cash equivalents and restricted cash	$(448)	$(253)

Cash, cash equivalents and restricted cash at beginning of period	$1,860	$2,154
Cash, cash equivalents and restricted cash at end of period	$1,412	$1,901

Supplemental data
Income taxes paid, net of refunds received	$88	$37
Interest paid on debt	$59	$34

Net cash provided by (used in) operating activities was $46 million in the three months ended September 30, 2023 and ($173) million in the three months ended June 30, 2023.

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension expenses other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges, impairment expense, significant litigation costs and currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges, impairment expense, significant litigation costs, and foreign currency impacts of highly inflationary countries. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income.

Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, workforce rebalancing payments and significant litigation payments, less net capital expenditures. Management uses adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base.

Reconciliation of net income (loss) to
adjusted pretax income (loss),
adjusted EBITDA, adjusted net	Three Months Ended		Six Months Ended
income (loss) and adjusted EPS	September 30,		September 30,
(in millions, except per share amounts)	2023	2022	2023	2022
Net income (loss) (GAAP)	$(142)	$(281)	$(283)	$(531)
Provision for income taxes	33	61	65	107
Pretax income (loss) (GAAP)	$(109)	$(219)	$(218)	$(425)
Workforce rebalancing charges	39	3	97	6
Charges related to ceasing to use leased/fixed assets and lease terminations	—	—	10	—
Transaction-related costs	48	68	89	171
Stock-based compensation expense	25	28	48	54
Amortization of acquisition-related intangible assets	7	11	15	25
Other adjustments[1]	15	9	31	18
Adjusted pretax income (loss) (non-GAAP)	$25	$(102)	$72	$(152)
Interest expense	31	19	61	38
Depreciation of property, equipment and capitalized software[2]	212	221	422	449
Amortization of transition costs and prepaid software	306	291	631	584
Adjusted EBITDA (non-GAAP)	$574	$428	$1,186	$919
Operating margin[3]	(1.7)%	(5.0)%	(1.7)%	(4.7)%
Adjusted EBITDA margin	14.1%	10.2%	14.4%	10.9%

Adjusted pretax income (loss) (non-GAAP)	$25	$(102)	$72	$(152)
Provision for income taxes (GAAP)	(33)	(61)	(65)	(107)
Tax effect of non-GAAP adjustments	(4)	(5)	(19)	(11)
Adjusted net income (loss) (non-GAAP)	$(12)	$(168)	$(12)	$(270)
Diluted weighted average shares outstanding	229.1	226.8	228.5	226.0
Diluted earnings (loss) per share (GAAP)	$(0.62)	$(1.24)	$(1.24)	$(2.35)
Adjusted diluted earnings (loss) per share (non-GAAP)	(0.05)	(0.74)	(0.05)	(1.19)

1 Other adjustments represent pension expenses other than pension servicing costs and multi-employer plan costs, significant litigation costs, and currency impacts of highly inflationary countries.

2 Current-year amounts exclude $9 million of expense that is included in transaction-related costs.

3 Operating margin is calculated by dividing net income (loss) less income taxes, interest expense and other expense (income), by revenue.

	Three Months Ended		Six Months Ended
Reconciliation of cash flow from operations	September 30,		September 30,
to adjusted free cash flow (in millions)	2023	2022	2023	2022
Cash flows from operating activities (GAAP)	$46	$387	$(127)	$491
Plus: Transaction-related payments	42	70	84	135
Plus: Workforce rebalancing payments	34	9	113	14
Plus: Significant litigation payments	10	—	44	—
Plus: Payments related to lease terminations and ceasing to use fixed assets	(2)	—	5	—
Less: Net capital expenditures	(61)	(250)	(155)	(456)
Adjusted free cash flow (non-GAAP)	$69	$216	$(37)	$184

	Three Months Ended		Six Months Ended
	September 30,		September 30,		Fiscal Year-to-date
Signings (in billions)	2023	2022	2023	2022	2023	2022
Signings[1]	$2.4	$2.5	$5.2	$5.4	$6.0	$6.0

[1]

Signings for the three months ended September 30, 2023 decreased by 2%, and 3% in constant currency, compared to the three months ended September 30, 2022. Signings for the six months ended September 30, 2023 decreased by 4%, and 4% in constant currency, compared to the six months ended September 30, 2022. Fiscal year-to-date signings are a preliminary estimate, are measured through October 31, and decreased 1%, and 2% in constant currency, compared to the prior-year period. The Company’s strategy has entailed reducing and eliminating ‘pass-through’ elements of customer contracts and addressing focus accounts, which are actions that have disproportionately affected its Enterprise & zCloud practice; other than this practice, signings grew in the single digits as reported and in constant currency in the seven months ended October 31, 2023 compared to the prior-year period.